Exhibit 99.1

National Interstate Corporation’s Board of Directors Continues to Review Great American Insurance Company’s Tender Offer

Richfield, Ohio, February 18, 2014 – National Interstate Corporation (Nasdaq: NATL) (the “Company”) acknowledges the announcement on February 18, 2014 by American Financial Group, Inc. (“AFG”) (NYSE/Nasdaq: AFG) whereby its wholly-owned subsidiary, Great American Insurance Company (“GAIC”), increased the price of its tender offer to acquire all of the outstanding shares of common stock, other than shares owned by GAIC, to a purchase price of $30.00 per share in cash without interest.

The Company’s board of directors intends to advise shareholders of its position regarding GAIC’s offer on February 19, 2014 by filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”).
Important Information
This communication does not constitute an offer to buy or the solicitation of an offer to sell any securities. Investors and shareholders are urged to read the Company’s Solicitation/Recommendation Statement when it becomes available, as it will contain important information related to the GAIC tender offer. Investors and shareholders may obtain a free copy of the Solicitation/Recommendation Statement (when available), as well as any other public filings made from time to time by the Company and in connection with GAIC’s tender offer, free of charge, at the SEC’s website at www.sec.gov and from the Company at the contact information listed below.
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com